UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
15305 Dallas Parkway
Suite 1600
Addison, Texas 75001
March 31, 2006
Dear Stockholder:
      You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of United Surgical Partners International, Inc. (the “Company”) to be held on May 3, 2006, at 8:30 a.m., local time, in the Mayfair Room at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001. Enclosed is a notice to stockholders, a proxy statement describing the business to be transacted at the Annual Meeting, a form of proxy for use in voting at the Annual Meeting and an annual report for the Company.
      At the Annual Meeting, you will be asked to (i) elect three directors of the Company, (ii) ratify the selection of KPMG LLP as the independent accountants for the Company for the fiscal year ending December 31, 2006 and (iii) act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
      We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed proxy statement before you decide to vote. Even if you do not plan to attend, please complete, sign, date and return the enclosed proxy as promptly as possible. It is important that your shares be represented at the meeting.

Very truly yours,

Donald E. Steen
Chairman of the Board
YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, whether or not you plan to attend the Annual Meeting in person, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed proxy as promptly as possible. Returning your proxy will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

PROXY STATEMENT
VOTING AND QUORUM
PROPOSAL ONE -- ELECTION OF CLASS II DIRECTORS
PROPOSAL TWO -- RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS
CORPORATE GOVERNANCE AND BOARD MATTERS
OPTIONS AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT AND COMPLIANCE COMMITTEE REPORT
FEES PAID TO INDEPENDENT ACCOUNTANTS
AUDIT AND COMPLIANCE COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT ACCOUNTANTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
ADDITIONAL INFORMATION

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
15305 Dallas Parkway
Suite 1600
Addison, Texas 75001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2006

      PLEASE TAKE NOTICE THAT the 2006 annual meeting of stockholders (the “Annual Meeting”) of United Surgical Partners International, Inc., a Delaware corporation (the “Company”), will be held on May 3, 2006, at 8:30 a.m., local time, in the Mayfair Room at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001, to consider and vote on the following matters:

(1) Election of three Class II directors of the Company to serve until the annual meeting of the Company’s stockholders in 2009;

(2) Ratification of the selection of KPMG LLP as independent accountants of the Company for the fiscal year ending December 31, 2006; and

(3) Such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
      March 15, 2006 (the “Record Date”) has been fixed as the record date and only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company’s offices at the address on this notice, and at the Annual Meeting.
      Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy as promptly as possible. You may revoke your proxy before the Annual Meeting as described in the proxy statement under the heading “Solicitation and Revocability of Proxies.”
      This notice and proxy statement are first being mailed to stockholders on or about March 31, 2006. Enclosed for your information is the Company’s annual report to stockholders, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

By Order of the Board of Directors,

John J. Wellik
Secretary
Addison, Texas
March 31, 2006

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
15305 Dallas Parkway
Suite 1600
Addison, Texas 75001
(972) 713-3500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES
      The board of directors (the “Board”) of United Surgical Partners International, Inc., a Delaware corporation (the “Company”), requests your proxy for use at the 2006 annual meeting of stockholders (the “Annual Meeting”) to be held on May 3, 2006, at 8:30 a.m., local time, in the Mayfair Room at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001, and at any postponement or adjournment thereof. By signing and returning the enclosed proxy, you authorize the persons named on the proxy to represent you and to vote your shares at the Annual Meeting. This proxy statement and the form of proxy, notice of meeting, and annual report to stockholders, including the Company’s Annual Report on Form 10-K, were first mailed on or about March 31, 2006 to the Company’s stockholders of record as of the close of business on March 15, 2006 (the “Record Date”).
      This solicitation of proxies is made by the Board and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone or other forms of wire, electronic or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company’s common stock, par value $.01 per share (“Common Stock”), that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.
      If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed proxy or are represented by another proxy. You may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the secretary of the Company, (b) delivering written notice of revocation of the proxy to the secretary of the Company or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the proxies will be voted at the Annual Meeting.
VOTING AND QUORUM
      Shares Outstanding and Voting Rights. The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, there were 44,376,647 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote. Shares of Common Stock may not be voted cumulatively. A Company representative will tabulate the vote and act as inspector of the election.
      Quorum and Adjournments. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will count as present in determining if a quorum is present for the transaction of business at the Annual Meeting. If a quorum is not present, in person or by proxy, at the Annual Meeting or any postponement or adjournment thereof, the chairman of the meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting (unless the Board, after such adjournment, fixes a new record date for the adjourned meeting or if the adjournment is for more than 30 days) until a quorum is present in person or by proxy. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present. If an adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this proxy statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this proxy statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals to be presented to the stockholders at the Annual Meeting have been received or it appears that sufficient proxies will not be received.
PROPOSAL ONE — ELECTION OF CLASS II DIRECTORS
      The Company’s certificate of incorporation provides that the Board shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. The terms of Class I, Class II and Class III directors expire in 2008, 2006 and 2007, respectively. The Board has designated Messrs. Joel T. Allison, Boone Powell, Jr. and Jerry P. Widman (each, a “Nominee”) as nominees for election as Class II directors of the Company at the Annual Meeting. Each of the Nominees other than Mr. Powell currently serves as a Class II director. Mr. Powell has previously served as a Class III director, and the Board proposes to move Mr. Powell to Class II in order to keep the number of directors in each class equal. If elected, each Nominee will serve until the expiration of his term at the annual meeting of the Company’s stockholders in 2009 and until his successor is elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see “Directors.”
      The Board has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute nominee recommended by the current Board, or the number of the Company’s directors will be reduced.
Required Vote and Recommendation
      The election of directors requires the presence of a quorum and the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. The three nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Votes marked “FOR” all Nominees will be counted in favor of all Nominees, except to the extent the person withholds authority to vote for a specified Nominee. Votes that are withheld will be excluded entirely from the vote. An abstention may not be specified with respect to the election of the Nominees. Broker non-votes, which occur if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owners with respect to a particular item, will not arise in the context of the election of the Nominees because the election of directors is a routine matter for which specific instructions from beneficial owners is not required. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the Nominees.
      The Board recommends that stockholders vote “FOR” the election of each of the Nominees.

PROPOSAL TWO — RATIFICATION OF THE SELECTION OF
INDEPENDENT ACCOUNTANTS
      On January 17, 2006, the audit and compliance committee of the Board selected KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006. During fiscal 2005, KPMG LLP served as the Company’s registered public accounting firm and also provided certain tax and other audit-related services. See “Fees Paid to Independent Accountants.” The Company expects that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.
      If the appointment of KPMG LLP as the Company’s independent accountants is not ratified at the Annual Meeting, the audit and compliance committee will consider whether it should appoint other independent accountants. The audit and compliance committee may terminate the appointment of KPMG LLP as independent accountants without the approval of the Company’s stockholders whenever the audit and compliance committee deems termination necessary or appropriate.
Required Vote and Recommendation
      Ratification of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006 requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or by proxy, at the Annual Meeting at which a quorum is present. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of KPMG LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent accountants. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006.
      The Board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006.
DIRECTORS
      The following tables set forth certain information regarding the Nominees and the other directors of the Company:

			Director’s
Name of Nominee	Age	Title	Term Ending

Joel T. Allison	58	Director	2006
Boone Powell, Jr.	69	Director	2006
Jerry P. Widman	63	Director	2006
      Joel T. Allison has served as a director of the Company since March 2002. Mr. Allison has served as president and chief executive officer of the Baylor Health Care System (“BHCS”) since 2000 and served as its senior executive vice president from 1993 until 2000.
      Boone Powell, Jr. has served as a director of the Company since June 1999 and serves as the chairman of the nominating and corporate governance committee and a member of the options and compensation committee. Mr. Powell served as the chairman of BHCS until June 2001 and served as its president and chief executive officer from 1980 until 2000. Mr. Powell also serves as a director of Abbott Laboratories and US Oncology, Inc.
      Jerry P. Widman has served as a director of the Company since September 2002 and is a member of the audit and compliance committee. Mr. Widman served as the chief financial officer of Ascension

Health from 1982 until his retirement in June 2001. Mr. Widman also serves as a director of ArthroCare Corporation, Cutera, Inc. and The TriZetto Group, Inc.

			Director’s
Name of Director	Age	Title	Term Ending

Donald E. Steen	59	Chairman of the Board	2007
John C. Garrett, M.D.	64	Director	2008
Thomas L. Mills	57	Director	2007
James Ken Newman	62	Director	2008
Paul B. Queally	42	Director	2007
William H. Wilcox	54	President, Chief Executive Officer and Director	2008
      Donald E. Steen founded the Company in February 1998 and served as its chief executive officer until April 2004. Mr. Steen continues to serve as chairman of the Board and the executive committee. Mr. Steen has served as chairman of the board of AmeriPath, Inc. (“AmeriPath”) since April 2004 and as its chief executive officer since July 2004. Mr. Steen served as president of the International Group of HCA from 1995 until 1997 and as president of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1982. Mr. Steen also serves as a director of Kinetic Concepts, Inc.
      John C. Garrett, M.D. has served as a director of the Company since February 2001 and is a member of the executive and options and compensation committees. Dr. Garrett had been a director of OrthoLink Physicians Corporation (“OrthoLink”), which was acquired by the Company in February 2001, since July 1997. Dr. Garrett founded Resurgens, P.C. in 1986, where he continues his specialized orthopedics practice in arthroscopic and reconstructive knee surgery. Dr. Garrett is a Fellow of the American Academy of Orthopedic Surgeons.
      Thomas L. Mills has served as a director of the Company since September 1999 and is the chairman of the audit and compliance committee and a member of the nominating and corporate governance committee. Mr. Mills has been a partner in the law firm of Winston & Strawn since 1995, specializing in health law.
      James Ken Newman has served as a director of the Company since May 2005 and is a member of the audit and compliance and nominating and corporate governance committees. Mr. Newman has served as president and chief executive officer of Horizon Health Corporation (“Horizon Health”) since May 2003. He has also served as chairman of the board of Horizon Health since February 1992. From July 1989 until September 1997, he served as president of Horizon Health and from July 1989 until October 1998, he also served as chief executive officer of Horizon Health.
      Paul B. Queally has served as a director of the Company since its inception in February 1998 and serves as the chairman of the options and compensation committee and a member of the executive committee. Mr. Queally has been a general partner at Welsh, Carson, Anderson & Stowe since January 1996. Mr. Queally also serves as a director of AmeriPath, Concentra Managed Care, Inc. (“Concentra”) and MedCath Corporation.
      William H. Wilcox joined the Company as its president and a director in September 1998. Mr. Wilcox has served as the Company’s president and chief executive officer since April 2004 and is a member of the executive committee. Mr. Wilcox served as president and chief executive officer of United Dental Care, Inc. from 1996 until joining the Company. Mr. Wilcox served as president of the Surgery Group of HCA and president and chief executive officer of the Ambulatory Surgery Division of HCA from 1994 until 1996. Prior to that time, Mr. Wilcox served as the chief operating officer and a director of Medical Care International, Inc. Mr. Wilcox also serves as a director of Concentra.

Indemnification of Directors and Officers
      The Company has entered into agreements to indemnify its directors and executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporate Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are helpful in attracting and retaining qualified directors and officers.
Term of Office
      The Company’s certificate of incorporation provides that the Board shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Garrett, Newman and Wilcox currently serve as Class I directors, whose terms expire at the annual meeting of stockholders in 2008. Messrs. Allison and Widman currently serve as Class II directors whose terms expire at the Annual Meeting. Messrs. Steen, Mills, Powell and Queally currently serve as Class III directors whose terms expire at the annual meeting of stockholders in 2007. Mr. Powell has been designated as a Nominee for Class II director at the Annual Meeting in order to keep the number of directors in each class equal.
CORPORATE GOVERNANCE AND BOARD MATTERS
Meetings and Committees of Directors
      The Board had four meetings during the Company’s fiscal year ended December 31, 2005, and approved certain matters by unanimous written consent on one occasion. The Board has four standing committees: the executive committee, the audit and compliance committee, the nominating and corporate governance committee and the options and compensation committee. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board and, if applicable, all meetings of committees of the Board on which such director served during 2005.
      The executive committee is comprised of Messrs. Steen (Chairman), Garrett, Queally and Wilcox. The executive committee has and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, subject to the limitations on such powers or authority as are provided by applicable law or by the Board. The executive committee generally approves matters arising between regularly scheduled Board meetings that involve expenditures not exceeding $10 million. Expenditures exceeding $10 million must be approved by the Board. The executive committee had four meetings during the Company’s fiscal year ended December 31, 2005.
      The audit and compliance committee is currently comprised of Messrs. Mills (Chairman), Newman and Widman. The audit and compliance committee is appointed by the Board and, among other things, oversees:

•	the integrity of the Company’s accounting and financial reporting processes;

•	the preparation by management of the financial statements and other financial reporting information of the Company;

•	the integrity of the Company’s systems of internal accounting and financial controls;

•	the annual independent audit of the Company’s financial statements;

•	the independence and performance of the independent accountants for the Company; and

•	the implementation of and compliance with the Company’s Corporate Compliance Plan.
      The role and other responsibilities of the audit and compliance committee are set forth in the committee’s charter. The audit and compliance committee will review and reassess the adequacy of the audit and compliance committee charter annually and recommend any proposed changes to the Board for approval. The audit and compliance committee had eight meetings during the Company’s fiscal year ended December 31, 2005.
      The nominating and corporate governance committee is comprised of Messrs. Powell (Chairman), Mills and Newman. The primary functions of the nominating and corporate governance committee are to advise the Board on the appropriate composition of the Board, to identify and recommend to the Board qualified nominees for service on the Board or committees thereof, to assess director performance and to provide advice regarding, and to recommend to the Board, appropriate corporate governance practices. The nominating and corporate governance committee develops criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders. The nominating and corporate governance committee reviews with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current directors and the specific needs of the Company and the Board. The nominating and corporate governance committee also reviews and monitors the size and composition of the Board and its committees to ensure that the requisite number of directors are “independent directors,” “non-employee directors” and “outside directors” within the meaning of any rules and laws applicable to the Company. The nominating and corporate governance committee had three meetings during the Company’s fiscal year ended December 31, 2005.
      The options and compensation committee is comprised of Messrs. Queally (Chairman), Garrett and Powell. The primary functions of the options and compensation committee are to review and recommend the compensation arrangements for the Company’s directors and officers, monitor and administer the Company’s equity-based incentive plans. The options and compensation committee had three meetings during the Company’s fiscal year ended December 31, 2005 and approved certain matters by unanimous written consent on one occasion.
Corporate Governance Policies and Charters
      Current copies of the following materials related to the Company’s corporate governance policies and practices are available publicly on the Company’s web site at http://www.unitedsurgical.com/frames investorrelations.htm:

•	Code of Conduct

•	Corporate Governance Guidelines

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Options and Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Financial Code of Ethics for Senior Financial Officers
      Copies may also be obtained, free of charge, by writing to the secretary of the Company at: United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001. The Company adopted the Code of Ethics for Senior Financial Officers on February 25, 2003. The Code of Ethics applies to the Company’s chief executive officer, chief financial officer, chief accounting officer and other senior financial officers.
Stock Ownership Guidelines
      In 2005, the options and compensation committee established stock ownership guidelines for the Company’s executive officers. The guidelines require each of the executive officers to hold Common Stock equal to a multiple of base salary by December 31, 2007. The multiples range from five times base salary for the chief executive officer, to two times base salary for senior vice presidents.

Board Independence
      In determining independence, the Board and the nominating and corporate governance committee review whether directors have any material relationship with the Company. The Board and the nominating and corporate governance committee consider all relevant facts and circumstances. In assessing the materiality of a director’s relationship to the Company, the Board and corporate governance committee consider the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board and the nominating and corporate governance committee review commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
      With the assistance of legal counsel to the Company and based upon the review of the nominating and corporate governance committee, the Board has determined, in its business judgment, that (i) each of the current directors, except Messrs. Steen, Allison and Wilcox, is independent within the meaning of the rules of the NASDAQ National Stock Market, Inc. (“Nasdaq”) director independence standards, as currently in effect, (ii) each of the members of each of the Board committees is “independent” within the meaning of Nasdaq’s director independence standards and meets all other applicable requirements of the Securities and Exchange Commission (the “Commission”), Nasdaq and the Internal Revenue Service and (iii) Mr. Widman, a member of the audit and compliance committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Commission and satisfies Nasdaq’s financial experience requirements.
Director Qualifications
      The Company’s corporate governance guidelines and nominating and corporate governance committee charter contain Board membership criteria that apply to nominating and corporate governance committee-recommended nominees for a position on the Board. Under these criteria, the nominating and corporate governance committee will consider the skills and experience of a Board candidate in the context of the needs of the Board, as well as the candidate’s qualification as independent for Board and committee service under the applicable standards. A Board member may not serve on more than three other public company boards, unless the Board waives this requirement after determining that it is in the best interests of the Company to do so. Each director must represent the interests of all stockholders.
Identifying and Evaluating Nominees for Directors
      The nominating and corporate governance committee develops criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders. The nominating and corporate governance committee reviews with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current directors and the specific needs of the Company and the Board. The nominating and corporate governance committee also reviews and monitors the size and composition of the Board and its committees to ensure that the requisite number of directors are “independent directors,” “non-employee directors” and “outside directors” within the meaning of any rules and laws applicable to the Company. In addition to the Board’s size, the nominating and corporate governance committee regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the nominating and corporate governance committee will consider various potential candidates. The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating and corporate governance committee and may be considered at any point during the year.

      The nominating and corporate governance committee will consider stockholder nominations for Board candidates upon written submission of such recommendation to the secretary of the Company along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by the Company’s bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the nominating and corporate governance committee.
      The nominating and corporate governance committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the nominating and corporate governance committee will seek to achieve a balance of knowledge, experience and capability on the Board. The nominating and corporate governance committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current Board members, professional search firms and other persons. After completing its evaluation, the nominating and corporate governance committee makes a recommendation to the full Board as to the person who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the nominating and corporate governance committee.
Communications with the Board
      Individuals may communicate with the Board or individual directors by writing to the Company’s secretary at United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001. The secretary will review all such correspondence and forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, relates to the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by the Company and request copies. Concerns relating to accounting, internal controls or auditing matters will be immediately brought to the attention of the chairman of the audit and compliance committee and handled in accordance with its procedures established with respect to such matters.
Executive Sessions
      Executive sessions of non-management directors are held at each Board meeting. Any non-management director can request that an additional executive session be scheduled. At each such meeting, one of the non-management directors is selected by the others to be the presiding director at that meeting.
Policy on Attendance by Board Members at the Annual Meeting
      The Board has not adopted a policy on attendance by Board members at the Company’s annual meeting of stockholders. However, each member of the Board attended the Company’s 2005 annual meeting of stockholders and the Company expects that each member of the Board will attend the Annual Meeting.
Board Compensation
      The chairman and members of the Board who are also officers or employees of the Company do not receive compensation for their services as directors. Each director is generally granted an award of options to purchase up to 12,750 shares of Common Stock upon becoming a director, at an exercise price equal to the opening price of the Common Stock on the date of grant. On January 17, 2006, the Board approved grants, to be effective April 3, 2006, to each non-employee director of an option to purchase 4,500 shares of Common Stock, at an exercise price equal to the opening price of the Common Stock on the date of grant, and 2,250 restricted shares. In each case, the stock options granted to the directors have a three-year vesting schedule and the restricted shares vest on the third anniversary of the date of grant. Non-employee members of the Board receive a $15,000 annual retainer, a $2,500 fee for attendance at each regularly scheduled meeting of the Board (or, if the member participates in the meeting by phone, $1,250), a $2,500 fee for attendance at each audit and compliance committee meeting and a $1,000 fee for attendance at each options and compensation committee meeting. The chairman of the audit and compliance committee also receives a $20,000 annual retainer. All directors are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees thereof.
      In addition, Mr. Steen has an agreement with the Company that provides that he will continue to serve as chairman until November 15, 2011, devoting approximately 50% of his business time to the Company’s affairs. The agreement provides Mr. Steen with annual base compensation of $262,500, subject to increases approved by the Board. Mr. Steen’s base compensation in 2005 was $269,792. In addition, Mr. Steen is entitled to participate in the Company’s performance bonus program for senior executives, to the extent determined by the Board. For his service in 2005, the Board approved a bonus to Mr. Steen of $78,689. In the event that the Company terminates the agreement other than for cause, Mr. Steen would be entitled to continue to receive his annual base compensation and bonus as follows: (i) if termination occurs prior to November 15, 2006, severance shall be due for three years after termination, and (ii) if termination occurs after such date, severance shall be due from the termination until November 15, 2011. The agreement further provides that all of Mr. Steen’s stock options automatically become fully vested if the Company terminates the agreement for any reason other than for cause.

EXECUTIVE OFFICERS
      The following table sets forth certain information regarding the executive officers of the Company:

Name of Officer	Age	Title

Donald E. Steen	59	Chairman of the Board
William H. Wilcox	54	President, Chief Executive Officer and Director
Brett P. Brodnax	41	Executive Vice President and Chief Development Officer
Mark C. Garvin	41	Senior Vice President and Chief Operating Officer
Mark A. Kopser	41	Senior Vice President and Chief Financial Officer
John J. Wellik	44	Senior Vice President, Accounting and Administration, Chief Accounting Officer and Secretary
      The executive officers named above were elected by the Board to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Steen and Wilcox is set forth previously in this proxy statement. See “Directors.”
      Brett P. Brodnax serves as the executive vice president and chief development officer of the Company. Prior to joining the Company in December 1999, Mr. Brodnax was an assistant vice president at BHCS from May 1990 until December 1999. Mr. Brodnax also serves as a director of AmeriPath.
      Mark C. Garvin joined the Company as a senior vice president, operations, in February 2001 and has served as senior vice president and chief operating officer of the Company since April 2004. From 1996 until February 2001, Mr. Garvin served in various senior management positions at OrthoLink, including senior vice president, surgical operations.
      Mark A. Kopser joined the Company as its senior vice president and chief financial officer in May 2000. Prior to that time, Mr. Kopser served as chief financial officer for the International Division of HCA from 1997 until 2000 and as chief financial officer for the London Division of HCA from 1992 until 1996.
      John J. Wellik has been employed by the Company since April 1999 and currently serves as its senior vice president, accounting and administration, chief accounting officer and secretary. Prior to joining the Company, Mr. Wellik served in various financial management positions.
EXECUTIVE COMPENSATION
      The following table contains summary information concerning the total compensation earned during 2005, 2004 and 2003 by the chief executive officer and by the four other most highly compensated executive officers of the Company serving in this capacity as of December 31, 2005, whose total annual salary and bonus exceeded $100,000 for that fiscal year. Such persons are referred to herein as the “Named Executive Officers.”
Summary Compensation Table

		Annual Compensation							Long-Term Compensation

							Restricted		Securities
					Other Annual		Stock		Underlying	All Other
		Salary	Bonus		Compensation		Awards		Options	Compensation
	Year	($)	($)		($)		($)		(#)	($)

William H. Wilcox	2005	$544,583	158,837	(1)	$100,000	(2)	1,302,480	(3)	—	13,100	(4)
President, Chief Executive	2004	486,250	425,469	(5)	100,000	(2)	1,820,000	(6)	—	6,150	(7)
Officer and Director	2003	421,667	379,500	(5)	80,000	(2)	738,000	(8)	—	6,000	(7)
Brett P. Brodnax	2005	$314,167	80,178	(5)	—		723,600	(9)	—	6,300	(7)
Executive Vice President and	2004	276,667	172,917	(5)	—		904,450	(10)	—	6,150	(7)
Chief Development Officer	2003	245,000	165,375	(5)	—		120,450	(11)	15,000	6,000	(7)
Mark C. Garvin	2005	$308,750	78,796	(5)	—		627,120	(12)	—	6,300	(7)
Senior Vice President	2004	289,167	182,175	(5)	—		777,750	(13)	—	97,480	(14)
and Chief Operating Officer	2003	246,666	120,250	(5)	—		120,450	(11)	15,000	6,000	(7)
Mark A. Kopser	2005	$304,167	77,626	(5)	—		578,880	(15)	—	6,300	(7)
Senior Vice President	2004	275,000	196,875	(5)	—		182,750	(16)	—	6,150	(7)
and Chief Financial Officer	2003	253,333	171,000	(5)	—		120,450	(11)	—	6,000	(7)
John J. Wellik	2005	$222,500	45,427	(17)	—		192,960	(18)	—	8,571	(19)
Senior Vice President,	2004	207,500	103,750	(5)	—		146,200	(20)	—	6,150	(7)
Accounting and Administration,	2003	196,667	106,200	(5)	—		63,150	(21)	—	6,000	(7)
Chief Accounting Officer and Secretary

(1)	Twenty-five percent of the amount shown was paid in cash and seventy-five percent was deferred at Mr. Wilcox’s election pursuant to the Company’s Deferred Compensation Plan. See “— Deferred Compensation Plan.”
(2)	Consists solely of a discretionary contribution by the Company to Mr. Wilcox’s Deferred Compensation Plan account.
(3)	Represents a restricted stock award of 40,500 shares on June 1, 2005. The restrictions with respect to 13,500 of such shares will lapse on June 1 of each of 2006, 2007 and 2008. At December 31, 2005, Mr. Wilcox held a total of 147,825 restricted shares having a value of $4,752,574 at that date.
(4)	Consists of (a) a contribution to Mr. Wilcox’s account under the United Surgical Partners International, Inc. 401(k) Plan (the “401(k) Plan”) of $5,158 and (b) a matching contribution by the Company to Mr. Wilcox’s account under the Deferred Compensation Plan of $7,942.
(5)	Half of the amount shown was paid in cash and the other half was deferred at the Named Executive Officer’s election pursuant to the Company’s Deferred Compensation Plan.
(6)	Represents a restricted stock award of 75,000 shares on August 3, 2004. The restrictions with respect to 6,249 of such shares will lapse on August 3 of each of 2005, 2006, 2007, 2008, 2009 and 2010. The restrictions with respect to the remaining 37,500 shares will lapse on August 3, 2010; provided, however, that such restrictions may lapse earlier if certain EPS targets are met.
(7)	Consists solely of contributions to the Named Executive Officer’s account under the 401(k) Plan.
(8)	Represents a restricted stock award of 45,000 shares on July 29, 2003. The restrictions with respect to 3,213 of such shares will lapse on July 29 of each of 2004, 2005, 2006, 2007, 2008, 2009 and 2010. The restrictions with respect to the remaining 22,500 shares will lapse on July 29, 2010; provided, however, that such restrictions may lapse earlier if certain EPS targets are met.
(9)	Represents a restricted stock award of 22,500 shares on June 1, 2005. The restrictions with respect to 7,500 of such shares will lapse on June 1 of each of 2006, 2007 and 2008. At December 31, 2005, Mr. Brodnax held a total of 79,072 restricted shares having a value of $2,542,165 at that date.

(10)	Represents restricted stock awards of 15,000 and 22,500 shares on March 1, 2004 and November 1, 2004, respectively. With respect to the March 1 grant, restrictions with respect to 1,071 shares will lapse on March 1 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011 and the restrictions with respect to the remaining 7,500 shares will lapse on March 1, 2011; provided, however, that such shares may vest earlier if certain EPS targets are met. With respect to November 1 grant, restrictions with respect to 1,606 shares will vest on November 1 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011 and the remaining 11,250 shares will vest on November 1, 2011; provided, however, that such shares may vest earlier if certain EPS targets are met.
(11)	Represents a restricted stock award of 11,250 shares on February 11, 2003. The restrictions with respect to such shares will lapse on February 11, 2010; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met.
(12)	Represents a restricted stock award of 19,500 shares on June 1, 2005. The restrictions with respect to 6,500 of such shares will lapse on June 1 of each of 2006, 2007 and 2008. At December 31, 2005, Mr. Garvin held a total of 72,589 restricted shares having a value of $2,333,736 at that date.
(13)	Represents restricted stock awards of 7,500 and 26,250 shares on March 1, 2004 and April 15, 2004, respectively. With respect to the March 1 grant, restrictions with respect to 535 shares will lapse on March 1 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011 and the restrictions with respect to the remaining 3,750 shares will lapse on March 1, 2011; provided, however, that such shares may vest earlier if certain EPS targets are met. With respect to April 15 grant, restrictions with respect to 13,125 shares vested on February 24, 2006, and the remaining 13,125 shares will vest not later than March 1, 2007.
(14)	Consists of (a) a contribution of $6,150 to Mr. Garvin’s account under the 401(k) Plan, (b) a relocation bonus of $40,788 and (c) reimbursement of relocation expenses totaling $50,542.
(15)	Represents a restricted stock award of 18,000 shares on June 1, 2005. The restrictions with respect to 6,000 of such shares will lapse on June 1 of each of 2006, 2007 and 2008. At December 31, 2005, Mr. Kopser held a total of 46,714 restricted shares having a value of $1,501,855 at that date.
(16)	Represents a restricted stock award of 7,500 shares on March 1, 2004. The restrictions with respect to 535 of such shares will lapse on March 1 of each of 2005, 2006, 2007, 2008, 2009, 2010 and 2011. The restrictions with respect to the remaining 3,750 shares will lapse on March 1, 2011; provided, however, that such restrictions may lapse earlier if certain EPS targets are met.
(17)	Forty percent of the amount shown was paid in cash and sixty percent was deferred at Mr. Wellik’s election pursuant to the Company’s Deferred Compensation Plan.
(18)	Represents a restricted stock award of 6,000 shares on June 1, 2005. The restrictions with respect to 2,000 of such shares will lapse on June 1 of each of 2006, 2007 and 2008. At December 31, 2005, Mr. Wellik held a total of 23,400 restricted shares having a value of $752,310 at that date.
(19)	Consists of (a) a contribution to Mr. Wellik’s account under the 401(k) Plan of $6,300 and (b) a matching contribution by the Company to Mr. Wellik’s account under the Deferred Compensation Plan of $2,271.
(20)	Represents a restricted stock award of 6,000 shares on March 1, 2004. The restrictions with respect to 600 of such shares will lapse on March 1 of each of 2005, 2006, 2007, 2008 and 2009. The restrictions with respect to the remaining 3,000 shares will lapse on March 1, 2009; provided, however, that such restrictions may lapse earlier if certain EPS targets are met.
(21)	Represents a restricted stock award of 4,500 shares on May 27, 2003. The restrictions with respect to such shares will lapse on May 27, 2010; provided, however, that such restrictions may lapse earlier if certain EBITDA targets are met.

Option Grants in 2005
      No stock options were granted to any of the Named Executive Officers in 2005.
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides certain information with respect to the exercise of stock options during the last completed fiscal year and stock options held by the Named Executive Officers as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-The-Money Options at
	Shares		Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William H. Wilcox	49,994	1,213,938	657,497	37,500	14,069,278	561,000
Brett P. Brodnax	—	—	101,248	18,750	1,899,378	304,425
Mark C. Garvin	16,875	495,976	30,001	13,125	511,218	220,275
Mark A. Kopser	15,000	332,250	229,373	5,625	5,039,802	84,150
John J. Wellik	13,000	290,812	53,498	7,500	915,878	112,200

(1)	The value of “in-the-money” options represents the positive spread between the respective exercise prices of outstanding options and the price per share of Common Stock for the last trade reported by Nasdaq on December 30, 2005, which was $32.15.
Employment Agreements
      On November 15, 2002, the Company entered into a two-year employment agreement, which renews for successive two-year terms unless terminated by either party, with William H. Wilcox. The employment agreement provides for annual base compensation of $415,000, subject to increases approved by the Board. Mr. Wilcox is also eligible for a performance bonus of up to 100% of his annual base salary. In the event the Company terminates the employment agreement other than for cause, Mr. Wilcox would be entitled to receive his annual base salary plus the average annual bonus awarded to Mr. Wilcox for the prior two calendar years for a period of 24 months following termination. The employment agreement further provides that if the Company terminates the agreement for any reason other than for cause, all of Mr. Wilcox’s stock options automatically become fully vested.
      On July 29, 2005, the Company entered into one-year employment agreements with each of Brett P. Brodnax, Mark C. Garvin, Mark A. Kopser and John J. Wellik to serve as the Company’s executive vice president and chief development officer, senior vice president and chief operating officer, senior vice president and chief financial officer and senior vice president, accounting and administration, and secretary. The employment agreements provide each of Messrs. Brodnax, Garvin, Kopser and Wellik with annual base compensation of $310,000, $315,000, $300,000 and $220,000, respectively, subject to increases approved by the Board. Each executive is also eligible for a performance bonus, as determined by the Board. Under each of the employment agreements, in the event the Company terminates the employment agreement other than for cause, such executive would be entitled to receive his annual base salary plus a bonus equal to the Company’s good faith estimate of what the bonus would have been for the year in which the termination occurred. Each agreement further provides that if the Company terminates the agreement for any reason other than for cause, or a change of control occurs, all of such executive’s stock options and restricted stock awards automatically become fully vested.
2001 Equity-Based Compensation Plan
      The Company adopted its 2001 Equity-Based Compensation Plan on February 13, 2001. At any given time, the number of shares of Common Stock issued and issuable, upon the exercise of outstanding and future awards or the lapse of forfeiture restrictions for outstanding and future awards, under the plan may not exceed the lesser of 450,000,000 shares or 12.5% of the total number of shares of Common Stock then outstanding, or 6,038,747 shares as of the Record Date, assuming the exercise of all outstanding options and warrants and the conversion of all securities convertible or exchangeable into Common Stock. As of the Record Date, 2,067,031 shares of Common Stock had been issued, 1,683,851 shares were available for future awards and 2,287,865 shares were the subject of outstanding awards under the plan. Shares of Common Stock relating to forfeited awards will again be available for purposes of these share limitations but not for purposes of share limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The plan provides for grants of incentive stock options, within the meaning of Section 422 of the Code, to employees of the Company, including officers and employee-directors, and for grants of nonstatutory stock options, restricted stock awards, restricted stock units, stock appreciation rights, phantom stock awards and annual incentive awards to employees, consultants and non-employee directors of the Company. The plan was amended on May 3, 2005 to set forth certain criteria upon which awards may be based and to impose certain limits upon awards to a person in a given year. The amendment was approved by the stockholders of the Company at the 2005 annual meeting of stockholders. The purposes of the plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;

•	to provide additional incentives to the Company’s directors, employees and consultants; and

•	to promote the success of the Company’s business.
      The Board or the options and compensation committee, to the extent it is directed to do so by the Board, administers the plan. The options and compensation committee will at all times be comprised of two or more individuals that constitute “outside directors” for purposes of Section 162(m) of the Code and, in the discretion of the Board, “nonemployee directors” for purposes of Rule 16b-3 under the Exchange Act. The Board or the options and compensation committee will designate the individuals to receive awards, the number of shares subject to the awards and the terms and conditions of each award, subject to the terms of the plan.
      While the Board or the options and compensation committee determines the terms of awards granted under the plan, the term of any incentive stock option cannot exceed ten years from the date of grant. Further, any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of the Company’s shares within the meaning of Section 422(b)(6) of the Code cannot be exercisable after the expiration of five years from the date of grant.
      While the options and compensation committee determines the exercise price of options granted under the plan, the exercise price of any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of the Company’s shares within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the underlying share at the time the option is granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by the options and compensation committee.
      The plan is not currently subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 162(m) of the Code.
Employee Stock Purchase Plan
      The Company adopted its Employee Stock Purchase Plan on February 13, 2001. A total of 750,000 shares of Common Stock are authorized for issuance under the plan. As of the Record Date, options to purchase 463,315 shares of Common Stock had been granted under the plan. A total of 286,685 shares of Common Stock remain available for grant as of the Record Date. The plan provides for the grant of stock options to selected eligible employees. The purpose of the plan is to provide eligible employees with an incentive to advance the Company’s interests by providing an opportunity to purchase Common Stock at a favorable price. The plan is administered by the options and compensation committee.

      Any eligible employee may elect to participate in the plan by authorizing the options and compensation committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by the options and compensation committee. This payroll deduction may be a specific amount or a designated percentage to be determined by the employee, but the specific amount may not be less than an amount established by the Company and the designated percentage may not exceed an amount of eligible compensation established by the Company from which the deduction is made. In no event will an employee be granted an option under the plan that would permit the purchase of stock with a fair market value in excess of $12,500, or to purchase more than 7,500 shares in any year.
      There are four three-month offering periods in each calendar year. The date of grant and the date of exercise for the option periods is the first and last day of each calendar quarter, respectively. The exercise price of options granted under the plan is an amount equal to the lesser of 85% of the fair market value of the Common Stock on the date of exercise or on the date of grant.
      The plan is designed to comply with Section 423 of the Code and thus is eligible for the favorable tax treatment afforded by Section 423.
1998 Stock Option and Restricted Stock Purchase Plan
      The Company adopted its 1998 Stock Option and Restricted Stock Purchase Plan (the “1998 Stock Option Plan”) on April 30, 1998. A total of 3,000,000 shares of Common Stock are authorized for issuance under the plan. As a result of the adoption of the Equity-Based Compensation Plan, the Company will not grant any additional options under the 1998 Stock Option Plan. As of the Record Date, options to purchase 2,996,185 shares of Common Stock had been granted under the under the plan, 1,752,280 of which have been exercised, 136,756 of which have been forfeited and 1,107,149 of which remained outstanding as of such date. The 1998 Stock Option Plan provides for grants of incentive stock options to employees of the Company, including officers and employee-directors, and for grants of non-qualified stock options and the right to purchase restricted stock to officers, other employees, directors and consultants of the Company. The purposes of the 1998 Stock Option Plan are to:

•	promote the interest of the Company and its stockholders by providing an opportunity to selected employees, officers, directors and other persons to purchase Common Stock; and

•	attract, retain and motivate employees of the Company and other persons and to encourage employees of the Company and other persons to devote their best efforts to the business and financial success of the Company.
      The options and compensation committee administered the 1998 Stock Option Plan. The options and compensation committee designated the individuals to receive options or stock purchase awards, the number of shares subject to options or stock purchase awards, and the terms and conditions of each option or stock purchase award granted under the 1998 Stock Option Plan.
      While the options and compensation committee determined the terms of options or stock purchase awards granted under the 1998 Stock Option Plan, the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than ten percent of the total combined voting power of all classes of the Company’s voting stock within the meaning of Section 422(b)(6) of the Code cannot be exercisable after the expiration of five years from the date of grant.
      The options and compensation committee determined the exercise price of options granted under the 1998 Stock Option Plan. Incentive stock options were granted at the fair market value of the underlying stock at the time the option was granted. Further, the exercise price of any incentive stock option granted to an employee who possessed more than ten percent of the total combined voting power of all classes of the Company’s voting stock within the meaning of Section 422(b)(6) of the Code must have been at least 110% of the fair market value of the underlying stock at the time the option was granted. The exercise price of options granted under the plan will be paid in full in a manner prescribed by the options and compensation committee.

      The options and compensation committee determined the purchase price for shares of Common Stock sold pursuant to stock purchase awards. The purchase price need not be equal to the fair market value of Common Stock. The purchase price is payable in cash or, at the discretion of the committee, with the grantee’s promissory note, secured by the stock subject to the award, or any other consideration approved by the committee.
      The 1998 Stock Option Plan is not currently subject to ERISA or Section 162(m) of the Code.
Deferred Compensation Plan
      Effective January 1, 2005, the Company adopted the United Surgical Partners International, Inc. Deferred Compensation Plan (the “DCP”). The DCP was adopted to merge the United Surgical Partners International, Inc. Deferred Compensation Plan, effective as of February 12, 2002, and the United Surgical Partners International, Inc. Supplemental Retirement Plan into a single plan that complies with recent legislation impacting the executive deferred compensation arrangements sponsored by the Company.
      The Board designates those persons who are eligible to participate in the DCP. Currently, each of Messrs. Steen, Wilcox, Brodnax, Garvin, Kopser and Wellik are eligible to participate in the DCP. The DCP enables participants to defer all or a portion of their bonus in a calendar year and up to 75% of their base salary, typically by making a deferral election in the calendar year prior to the year in which the bonus relates or the annual salary is otherwise payable.
      Although participants are 100% vested in their deferrals of salary and bonus, Company contributions to the DCP are subject to vesting schedules established by the deferred compensation plan committee in its sole discretion (which may vary among different contributions). Notwithstanding such vesting schedules, participants will become 100% vested in their accounts under the DCP in the event of (i) retirement on or after the earlier to occur of (a) age 60 following the completion of five years of service with the Company or (b) age 65, (ii) a change in control or (iii) death.
      Benefits are payable upon termination of employment. Participants may also elect, at the time they make an annual deferral, to receive a lump sum in-service distribution payable in a calendar year that is three or more years after the calendar year to which the deferral is related. A participant who elects an in-service distribution may defer the distribution for an additional five years from the original payment date so long as such election is made at least 12 months prior to the original payment date. Participants may also make an in-service withdrawal from the DCP on account of an unforeseeable emergency (as defined in the DCP). Amounts under the DCP are distributed in a lump sum cash payment, except as provided below, unless the distribution is on account of retirement at normal retirement age under the DCP. A participant can elect, at the time of a deferral under the DCP, to receive his retirement benefit in either a lump sum or pursuant to annual installments over five, 10 or 15 years. Participants may change the form of payment of their retirement benefit from a lump sum to an annual installment payment, provided such election is submitted one year prior to the participant’s retirement.
      A participant’s account will be credited with earnings and losses based on returns on deemed investment options selected by the participant from a group of deemed investments established by the deferred compensation plan committee.
      The Company may make a discretionary contribution on behalf of any or all participants depending upon the financial strength of the Company. The amount of the contribution, if any, is determined in the sole discretion of the deferred compensation plan committee. Currently, the Company matches fifty percent of any bonus deferral by a Named Executive Officer not designated for the deferred stock benefit described below, subject to a total cap on the matching contribution of five percent of the officer’s bonus. In addition, the deferred compensation plan made a discretionary contribution of $100,000 to Mr. Wilcox’s DCP account for his service in 2005.
      In addition, Messrs. Steen, Wilcox, Brodnax, Garvin, Kopser and Wellik are eligible to participate in a deferred stock benefit under the DCP pursuant to which a portion of their bonus deferrals is deemed invested in Common Stock. Participants selected to participate in the deferred stock benefit may defer up to 50% of their bonus under the DCP and such amount will be deemed invested in Common Stock. Deferrals deemed invested in Common Stock are not matched by the Company. However, the number of shares of Common Stock deemed purchased with any bonus deferral designated by the participant as a deferred stock deferral will equal the deferred portion of the bonus divided by 80% of the lesser of (a) the fair market value of the Common Stock on the first day of the calendar year or (b) the fair market value of the Common Stock on the last day of the calendar year. Amounts distributed pursuant to the DCP invested in Common Stock are paid in shares of Common Stock. Any Common Stock distributed as payment under the DCP is not issued under the DCP, but is instead issued under the Equity-Based Compensation Plan.
      The DCP is administered by the Company’s deferred compensation plan committee. The DCP is an “unfunded” arrangement for purposes of ERISA. Accordingly, the DCP consists of a mere promise by the Company to make payments in accordance with the terms of the DCP and participants and beneficiaries have the status of general unsecured creditors of the Company. A participant’s account and benefits payable under the DCP are not assignable. The Company may amend or terminate the DCP provided that no amendment adversely affects the rights of any participant with respect to amounts that have been credited to his account under the DCP prior to the date of such amendment. Upon termination of the DCP, a participant’s account will be paid out as though the participant experienced a termination of employment on the date of the DCP’s termination or, for participants who have attained normal retirement age, in the form of payment elected by the participant.

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides certain information about Common Stock that may be issued upon the exercise of options under the Equity-Based Compensation Plan, Employee Stock Purchase Plan and the 1998 Stock Option Plan, which were the only existing equity compensation plans of the Company as of December 31, 2005.

(c)Number of
		(b)Weighted	Securities Remaining
		Average	Available for Future
	(a)Number of	Exercise Price of	Issuance Under
	Securities to be Issued	Outstanding	Equity Compensation
	Upon Exercise of	Options,	Plans (Excluding		(d)Total of Securities
	Outstanding Options,	Warrants and	Securities Reflected in		Reflected in
Plan Category	Warrants and Rights	Rights(1)	Column (a))		Columns (a) and (c)

Equity Compensation Plans Approved by Stockholders	3,469,929	14.09	1,971,291	(2)	5,441,220
Equity Compensation Plans Not Approved by Stockholders	—	—	—		—

Total	3,469,929	14.09	1,971,291	(2)	5,441,220

(1)	These amounts represent the weighted average exercise price for the total number of outstanding options.

(2)	Includes 286,120 shares reserved for issuance under the Employee Stock Purchase Plan.

OPTIONS AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Role of the Options and Compensation Committee
      The options and compensation committee of the Board, which is currently composed of Dr. Garrett and Messrs. Powell and Queally, determines base salary and annual and long-term incentives for the Company’s executive officers. The committee also monitors and administers the Company’s Equity-Based Compensation Plan and Deferred Compensation Plan. The committee had three meetings during 2005 and approved certain matters by unanimous written consent on one occasion.
Principles and Description of Executive Compensation Program
      The underlying objectives of the Company’s executive compensation program include the following:

•	attracting and retaining superior executive talent and motivating those executives to achieve optimum short-term and long-term corporate operating results;

•	aligning the interests of executive officers with the creation of stockholder value and ensuring long-term growth orientation through equity-based incentive plans; and

•	providing a compensation package that recognizes individual contributions as well as overall business results.
      These objectives are addressed through the key elements of the Company’s executive compensation program, which are base salary, annual and long-term incentives, and each executive officer’s compensation is reviewed at least annually to ensure the appropriate mix of these elements to meet the principles described above.
      In determining each component of, and the overall, compensation of executive officers, the committee does not exclusively use quantitative methods or formulas, but instead considers various factors, including the position of the executive officer, the compensation of officers of comparable companies within the healthcare industry, the performance of the executive officer with respect to specific objectives, increases in responsibilities, recommendations of the chief executive officer and other objective and subjective criteria as the committee deems appropriate. The specific objectives for each executive officer vary each year in accordance with the scope of the officer’s position, the potential inherent in that position for impacting the Company’s operating and financial results and the actual operating and financial contributions produced by the officer in previous years. The committee also considers each executive officer’s responsibilities related to achieving certain objectives within the context of the Company’s annual business plan, including net patient service revenue, operating income, net income, earnings per share and return on invested capital.
      The committee also engages independent compensation consultants from time to time to evaluate the Company’s executive compensation program. In 2005, the committee engaged two independent consultants. The first conducted an evaluation of the overall compensation program for executive officers. As a result of that evaluation, the committee engaged a second independent consultant to conduct a focused evaluation of the Company’s equity compensation program for executive officers. This second evaluation concluded that equity grants to the Company’s executive officers were lower, as a percentage of base salaries, than a peer group of comparable healthcare companies. As a result, in 2005 the committee introduced a three-year long-term incentive plan for its executive officers. This three-year plan is described below under “Long-Term Incentives.”

Base Salary
      Each of the Company’s executive officers has an employment agreement that provides for a minimum base salary, subject to adjustment by the committee. The base salary of each of the executive officers is reviewed annually by the committee. In reviewing base salaries, the committee considers the performance of the executive officer relative to specific objectives set for that officer, contribution to the overall performance of the Company, and, for officers other than the chief executive officer, the recommendation of the chief executive officer.

Annual Incentives
      The primary components of executive officers’ annual incentives are cash bonuses under the Company’s annual bonus plan and benefits under the Deferred Compensation Plan. The Company’s annual bonus plan allows each executive officer to earn a bonus equal to a percentage of his base salary, with the maximum bonus for executive officers ranging from 60% to 100%. At the beginning of each fiscal year, the committee sets certain targets for the financial performance of the Company, primarily based on the Company’s earnings per share budget. In determining annual cash bonuses for executive officers, the committee evaluates the financial performance of the Company relative to those targets, the performance of the officer relative to specific objectives and, for officers other than the chief executive officer, the recommendation of the chief executive officer.

Long-Term Incentives
      The options and compensation committee believes that equity ownership by management is necessary to align management’s and stockholders’ interests in the enhancement of stockholder value. Accordingly, in 2005 the committee established stock ownership guidelines for executive officers. The guidelines require each of the executive officers to hold Common Stock equal to a multiple of base salary, ranging from two to five times, by December 31, 2007. See “Corporate Governance and Board Matters — Stock Ownership Guidelines.”
      To align the interests of senior executives with the interests of stockholders, in previous years the options and compensation committee has granted incentive and non-qualified stock options and restricted stock awards, typically on an annual basis. However, in 2005 the committee adopted a plan to grant restricted stock awards to executives every three years. The committee believes that a three year incentive cycle enhances longer term management focus. For each of the executive officers, the committee approved a maximum number of restricted shares that could be awarded to the officer during the three-year cycle. Awards with respect to twenty percent of the maximum award were granted in 2005, and vest over three years. Awards with respect to the remaining eighty percent of the maximum award will be granted only if certain financial performance criteria, primarily EPS growth, are met and those awards will vest over a two-year period from the date of grant. The committee believes this combination of vesting mechanics will both encourage retention and align management’s interests with stockholders. The committee determined the maximum level of restricted stock awards for each of the Company’s executive officers based upon the peer group study performed by the compensation consultant as well as the executive’s position, ability to affect Company performance, tenure and the achievement of performance objectives established for the executive.
Compensation of the Chief Executive Officer
      In general, the compensation of the chief executive officer is determined in accordance with the objectives applicable to the other executive officers, and salary and annual and long-term incentive awards are considered concurrently with those of the other executive officers. In 2005, Mr. Wilcox’s base salary was $544,583, an increase of 12% over his salary in 2004. Factors considered by the options and compensation committee in setting Mr. Wilcox’s base salary in 2005 were his experience and achievements in the healthcare industry, his successful transition into the role of chief executive officer, the Company’s operating and financial performance and the compensation of chief executive officers of comparable companies within the healthcare industry. Under the terms of his employment agreement, Mr. Wilcox is eligible for a cash bonus of up to 100% of his base salary. The options and compensation committee approved a cash bonus for Mr. Wilcox in February 2006 of $158,837. This bonus was primarily based on the Company’s financial performance in 2005, as measured by the Company’s achievement of certain earnings per share targets, as well as his individual performance relative to the Company’s operating, financial and strategic initiatives. Mr. Wilcox also received a discretionary contribution to his Deferred

Compensation Plan account of $100,000 for his service in 2005. In addition, during 2005 the committee awarded 40,500 restricted shares to Mr. Wilcox pursuant to the three-year plan described above.
$1 Million Compensation Deductibility Cap
      The Company’s executive compensation program is intended to be cost and tax effective. Therefore, the Company’s policy is to avail itself of all proper deductions under the Code, where practical, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility. Section 162(m) of the Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its chief executive officer and its four other highest paid executive officers. Although the total compensation of the executive officers did not exceed this deduction limitation in 2005, certain factors involved in the Company’s compensation program may impact whether the deduction limitation is exceeded in the future. The Equity-Based Compensation Plan, as drafted, permits compensation associated with awards to be excluded from the deduction limitations. However, in future years or if the company’s plans are modified, certain payments under the these plans may be included as compensation for purposes of calculating the deduction limitation.
      As the Company moves forward in its efforts to create stockholder value in the years ahead, the options and compensation committee will continue to review, monitor and evaluate the Company’s program for executive compensation to assure that it is internally effective in support of the Company’s strategy, competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company’s financial objectives, and appropriately rewards the creation of value on behalf of the Company’s stockholders.
      The options and compensation committee of the Board is:
Paul B. Queally, Chairman
John C. Garrett, M.D.
Boone Powell, Jr.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
      The options and compensation committee of the Board consists of Messrs. Queally (Chairman), Garrett and Powell. None of such persons are officers or employees or former officers or employees of the Company. None of the executive officers of the Company served as a member of the compensation committee of any other company during 2005.
AUDIT AND COMPLIANCE COMMITTEE REPORT
      The audit and compliance committee of the Board is currently composed of Messrs. Mills (Chairman), Newman and Widman. The audit and compliance committee operates pursuant to an audit and compliance committee charter.
      As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls over financial reporting and disclosure controls and procedures. KPMG LLP, as the independent registered public accounting firm, is responsible for auditing the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as expressing an opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
      In the performance of its oversight function, the audit and compliance committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2005. The audit and compliance committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90. In addition, the audit and compliance committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The audit and compliance committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the auditors’ independence and discussed with them their independence from the Company and its management.
      The members of the audit and compliance committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit and compliance committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit and compliance committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit and compliance committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that management’s assessment of internal controls over financial reporting is fairly stated or that the Company maintained effective internal control over financial reporting based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission or that the Company’s auditors are in fact “independent.”
      Based upon the reports and the audit and compliance committee’s discussions described in this report, and subject to the limitations on the role and responsibilities of the audit and compliance committee referred to above and in the audit and compliance committee charter, the audit and compliance committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Commission.
      The audit and compliance committee of the Board is:
Thomas L. Mills, Chairman
James Ken Newman
Jerry P. Widman
FEES PAID TO INDEPENDENT ACCOUNTANTS
      Audit Fees. KPMG LLP billed the Company $1,179,125 in 2005 and $1,511,528 in 2004 in connection with the audit of the Company’s financial statements and audit services provided in connection with other statutory or regulatory filings for the years ended December 31, 2005 and 2004 and in connection with the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and 2004.
      Audit-Related Fees. KPMG LLP billed the Company $49,740 in 2005 and $61,087 in 2004 for audit related services, consisting primarily of audits of financial statements of employee benefit plans and services related to business acquisitions.
      Tax Fees. KPMG LLP billed the Company $181,866 in 2005 and $369,134 in 2004 for professional services rendered in connection with tax compliance, tax advice and tax planning.
      All Other Fees. The aggregate fees billed to the Company in 2005 and 2004 by KPMG LLP for services performed for 2005 and 2004, other than the fees described above, were $104,000 and $54,500, respectively. The fees were incurred for non-audit services consisting primarily of assistance with preparation of Medicare cost reports. KPMG LLP did not render any services related to financial information systems design and implementation during 2005 or 2004.
AUDIT AND COMPLIANCE COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT ACCOUNTANTS
      The audit and compliance committee is directly responsible for appointing, setting compensation for and overseeing the work of the Company’s independent accountants. The audit and compliance committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the Company’s independent accountants. For both types of pre-approval, the audit committee considers whether such services are consistent with the rules of the Commission on auditor independence.
      Requests for pre-approval of services must be detailed as to the services to be provided and the estimated total cost. The request is first submitted to the Company’s chief accounting officer. The chief accounting officer then determines whether any non-audit services requested are permissible. If so, the request is then sent to the audit and compliance committee. In addition, Mr. Widman is authorized to approve non-audit services between audit and compliance committee meetings and report any such approvals to the committee at its next meeting.
      Management of the Company must update the audit and compliance committee at each meeting on the status of services previously pre-approved. All audit-related services, tax services and other services rendered by KPMG LLP in 2005 were pre-approved by the audit and compliance committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Marc Steen, the son of Donald E. Steen, is employed by the Company as a director of development. During 2005, Marc Steen earned $108,647 in salary and bonus and was granted 3,000 shares of restricted Common Stock.
      Joel T. Allison currently serves as the president and chief executive officer of BHCS. The Company derived approximately 19% of its revenues in 2005 from its joint ventures with BHCS. In addition, the Company regularly engages in purchases and sales of ownership interests in its facilities. During 2005, the Company engaged in a series of transactions to acquire additional ownership in certain of its facilities operated in joint ventures with BHCS. This series of transactions primarily involved the Company and BHCS acquiring ownership interests from physician owners at each facility. In three cases, the Company transferred some of its ownership in a facility to BHCS in exchange for an aggregate purchase price of $2.4 million. The price for these equity interests in surgical facilities was negotiated on an arms’ length basis, with the price derived using the same methodology as that used in similar transactions with unrelated parties.
      During the second quarter of 2005, the Company acquired an ownership interest in another facility that is jointly operated with BHCS. The total consideration paid by the Company and BHCS was approximately $34,000,000. Competitive and other market factors caused the Company to pay a higher value per unit of ownership than did BHCS. Both values were within a normal range of values established by independent valuation firms, and the Company believes that the transactions were negotiated on an arms length basis among all parties involved. Each of the Company and BHCS subsequently contributed a portion of the acquired interests to their joint venture.
PERFORMANCE GRAPH
      The Performance Graph shown below was prepared by the Company for use in this proxy statement. Historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions:

1. $100 was invested in the Common Stock, the Nasdaq Composite Market Index and the Company’s Peer Group (as defined below) on June 8, 2001 (the date the Common Stock was first traded on the Nasdaq National Stock Market).

2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the comparison period.

3. Dividends are reinvested on the ex-dividend dates.
      The companies that comprise the Company’s Peer Group for purposes of stockholder return comparisons are as follows: Amsurg Corp., Lifepoint Hospitals, Inc., MedCath Corporation, NovaMed, Inc. and Symbion, Inc. This year, the Company has replaced Community Health Systems with NovaMed in its peer group because NovaMed’s business model is more similar to the Company’s than that of Community Health Systems.

	06/08/2001	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005

United Surgical Partners International, Inc.	100.00	116.73	86.21	184.78	230.15	266.02
Old Peer Group	100.00	98.43	73.76	94.24	111.27	129.94
NASDAQ Market Index	100.00	92.60	64.59	97.12	105.29	107.60
New Peer Group	100.00	96.92	80.19	95.27	122.33	117.43

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership, as of the Record Date, of the Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of the shares of Common Stock outstanding; (ii) each director and Nominee; (iii) each Named Executive Officer; and (iv) directors, Nominees and executive officers of the Company as a group. Unless otherwise indicated, to the Company’s knowledge, each person has sole voting and dispositive power over the shares indicated as owned by such person, subject to applicable community property laws.

	Number of
Name of Beneficial Owner	Shares		Percent(1)

Baron Capital Group, Inc.	4,000,980	(2)	9.02%
Robert Baron BAMCO, Inc. Baron Capital Management, Inc.
767 Fifth Avenue New York, NY 10153
Wasatch Advisors, Inc.	3,211,875	(3)	7.24%
150 Social Hall Avenue Salt Lake City, UT 84111
T. Rowe Price Associates, Inc.	2,771,750	(4)	6.25%
100 E. Pratt Street Baltimore, MD 21202
Federated Investors, Inc.	2,717,824	(5)	6.12%
Voting Shares Irrevocable Trust
John F. Donahue
Rhodora J. Donahue
J. Christopher Donahue
Federated Investors Tower
Pittsburgh, PA 15222-3779
Donald E. Steen	822,971	(6)	1.83%
William H. Wilcox	941,934	(7)	2.09%
Brett P. Brodnax	203,639	(8)	*
Mark C. Garvin	79,494	(9)	*
Mark A. Kopser	342,340	(10)	*
John J. Wellik	85,219	(11)	*
Joel T. Allison	—		—
John C. Garrett, M.D.	89,270	(12)	*
Thomas L. Mills	48,751	(13)	*
James Ken Newman	10,688	(14)	*
Boone Powell, Jr.	29,500	(15)	*
Paul B. Queally	62,410	(16)	*
Jerry P. Widman	22,314	(17)	*
All directors, Nominees and executive officers as a group (13 persons)	2,738,530	(18)	5.93%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the Commission’s rules. In computing percentage ownership of each person, shares of Common Stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of the Record Date, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 44,376,647 shares of Common Stock outstanding on the Record Date.

(2)	Based on information set forth in Amendment No. 5 to Schedule 13G, dated February 14, 2006 (the “Baron 13G”), filed with the Commission by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron

Capital Management, Inc. (“BCM”) and Ronald Baron. The Baron 13G reflects that (i) BCG has shared voting power with respect to 3,920,880 shares of Common Stock and shared dispositive power with respect to 4,000,980 shares of Common Stock, (ii) BAMCO has shared voting power with respect to 3,617,500 of such shares and shared dispositive power with respect to 3,662,500 of such shares, (iii) BCM has shared voting power with respect to 303,380 of such shares and shared dispositive power with respect to 338,480 of such shares and (iv) Ronald Baron has shared voting power with respect to 3,920,880 of such shares and shared dispositive power with respect to 4,000,980 of such shares. BAMCO and BCM, investment advisors, are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. Each of BCG, BAMCO, BCM and Ronald Baron disclaim beneficial ownership of such shares of Common Stock to the extent such shares are held by persons other than them.

(3)	Based on information set forth in Amendment No. 1 to Schedule 13G, dated February 14, 2006 (the “Wasatch 13G”), filed with the Commission by Wasatch Advisors, Inc. (“WAI”). The Wasatch 13G reflects that WAI has sole voting and dispositive power with respect to 3,211,875 shares of Common Stock.

(4)	Based on information set forth in Amendment No. 1 to Schedule 13G, dated February 14, 2006 (the “Price 13G”), filed with the Commission by T. Rowe Price Associates, Inc. (“Price Associates”). The Price 13G reflects that Price Associates has sole voting power with respect to 389,100 shares of Common Stock and sole dispositive power with respect to 2,771,750 shares of Common Stock. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on information set forth in Amendment No. 1 to Schedule 13G, dated February 13, 2006 (the “Federated 13G”), filed with the Commission by Federated Investors, Inc. (“FII”), Voting Shares Irrevocable Trust (the “Trust”), John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue (collectively, the “Trustees,” and, together with FII and the Trust, the “Federated Filers”). The Federated 13G reflects that each of the Federated Filers has sole voting and dispositive power with respect to 2,717,824 shares of Common Stock. FII is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of FII. All of FII’s voting stock is held by the Trust, for which the Trustees act as trustee. The Trustees exercise voting control over FII. Each of the Trustees disclaim beneficial ownership of such shares of Common Stock.

(6)	Includes 590,624 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(7)	Includes 657,497 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(8)	Includes 101,248 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(9)	Includes 30,001 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(10)	Includes 229,373 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(11)	Includes 53,498 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(12)	Includes 36,749 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(13)	Includes 27,376 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(14)	Includes 3,188 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(15)	Includes 24,250 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(16)	Consists of 27,376 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(17)	Includes 18,564 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

(18)	Includes 1,799,744 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the Commission initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission’s rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2005.
ADDITIONAL INFORMATION
Stockholder Proposals
      Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company’s management will have discretionary authority to vote on any matter of which the Company does not receive notice by February 14, 2007, with respect to proxies submitted to the 2007 annual meeting of the Company’s stockholders. Pursuant to Rule 14a-8(e) of the Exchange Act, to be included in the Board’s solicitation of proxies relating to the 2007 annual meeting of the Company’s stockholders, a stockholder proposal must be received by the secretary of the Company at 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001, no later than December 11, 2006. Pursuant to the Company’s bylaws, in order to nominate persons for election to the Board at the 2007 annual meeting of the Company’s stockholders, a stockholder who does not wish to have the nomination included in the proxy statement must deliver notice, in the form specified in the Company’s bylaws, to the principal executive offices of the Company no earlier than December 1, 2006 and no later than December 31, 2006.
Annual Report
      The Company’s annual report to stockholders for the fiscal year ended December 31, 2005, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy solicitation material. The Company will furnish to each beneficial owner of our common shares entitled to vote at the Annual Meeting, upon written request to the secretary of the Company at United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and financial statement schedules filed by us with the Commission.
Stockholders Sharing a Common Address
      If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our annual report and proxy statement to your address. You may revoke your consent to householding by contacting your broker, if you hold Common Stock in street name, or the secretary of the Company, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the secretary of the Company at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.
Incorporation by Reference
      With respect to any future filings with the Commission into which this proxy statement is incorporated by reference, the material under the headings “Options and Compensation Committee Report on Executive Compensation,” “Performance Graph” and “Audit and Compliance Committee Report” shall not be incorporated into such future filings.
Other Matters
      The Board knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

By Order of the Board of Directors,

John J. Wellik
Secretary
March 31, 2006
Addison, Texas

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Annual Meeting of Stockholders
May 3, 2006
Proxy Solicited on Behalf of the Board of Directors of
United Surgical Partners International, Inc. for the Annual Meeting to be held May 3, 2006
     The undersigned hereby constitutes and appoints each of Donald E. Steen, Mark A. Kopser and John J. Wellik his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of United Surgical Partners International, Inc. held of record by the undersigned on the record date at the Annual Meeting of Stockholders of United Surgical Partners International, Inc. to be held in the Mayfair Room at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas, on Wednesday, May 3, 2006, at 8:30 a.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.
     You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR the election of the named nominees as directors and FOR Proposal 2. The Proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.
     Any Proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
 SEE REVERSE SIDE

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
PROXY
The Board of Directors recommends a vote FOR the election of all nominees for directors and FOR Proposal 2.
1.    ELECTION OF DIRECTORS: To elect each of (01) Joel T. Allison, (02) Boone Powell, Jr., and (03) Jerry P. Widman to serve as Class II directors for a three year term ending at the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office.

☐	FOR all nominees	☐	WITHHOLD from all nominees

For the nominees except as noted above
2. To ratify the selection of KPMG LLP as independent accountants for the Company for the fiscal year ending December 31, 2006.
☐ FOR        ☐ AGAINST        ☐ ABSTAIN

Date

Signature

Signature

Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g. as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.
COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
I PLAN TO ATTEND THE MEETING ☐